EXHIBIT 99.1
------------

CONTACT:
--------

C. WILLIAM LANDEFELD
PRESIDENT & CHIEF EXECUTIVE OFFICER
CITIZENS SAVINGS BANK F.S.B.
(309) 661-8700

RONALD L. MINNAERT
PRESIDENT
STATE BANK OF GRAYMONT
(815) 743-5951

FOR IMMEDIATE RELEASE
---------------------

                CITIZENS SAVINGS BANK AND STATE BANK OF GRAYMONT
                         ANNOUNCE BRANCH SALE AGREEMENT

      August 27, 1997 -- Citizens Savings Bank F.S.B., Bloomington, Illinois ("Citizens") and the State Bank of Graymont, Graymont, Illinois ("Graymont") today announced the signing of a definitive agreement for the sale by Citizens to Graymont of certain assets and deposits of Citizens office at 314 Crittenden, Chenoa, Illinois. In addition to purchasing the building, Graymont has agreed to pay a premium of 8.0% for the acquired deposits. As of July 31, 1997, the Chenoa office had deposits of approximately $6.5 million. It is anticipated that if the required regulatory approvals are received the transaction should be completed in the fourth quarter of 1997.
      C. William Landefeld, President and Chief Executive Officer of Citizens stated, "After evaluation of our long-term marketing plans, it was decided that a sale to the State Bank of Graymont would benefit both Citizens and the Chenoa customers." Mr. Landefeld emphasized that there are no plans for the sale of any of the remaining six Citizens facilities.
      Ronald L. Minnaert, President of Graymont, stated "State Bank of Graymont is excited about the impending transaction. We look foremost to serving the customers of the Chenoa office while providing another location for our existing customers. Over the years we have had an opportunity to work with many fine people from the Chenoa area and look forward to becoming more involved with their financial needs. The superb employees at the office will be very important in providing current and future services to customers. The transaction is a positive step for Graymont Bancorp, Inc. shareholders. Graymont Bancorp, Inc. is the parent company of the State Bank of Graymont."
      State Bank of Graymont is an Illinois banking corporation with its main office in Graymont, Illinois. As of June 30, 1997, Graymont had total assets of approximately $43.5 million and total deposits of approximately $37.3 million.
     Citizens is a subsidiary of Citizens First Financial Corp. (AMEX: CBK). At June 30, 1997 Citizens First Financial Corp. had total assets of $271 million and total deposits of $198.0 million.


                                     3 of 3